News Release

A.P. PHARMA ANNOUNCES EXECUTIVE OFFICER DEPARTURE

REDWOOD CITY, Calif. (January 14, 2008) – A.P. Pharma, Inc. (NASDAQ:APPA), a specialty pharmaceuticals company,  announced today that Michael O’Connell, its Chief Operating Officer and Chief Financial Officer, will be leaving the company on January 18, 2008.  Mr. O’Connell originally joined A.P. Pharma in 1992 as Vice President and Chief Financial Officer.  In 2000 he was named President and Chief Executive Officer, and served in that capacity until departing in October of 2006 on medical leave.  He rejoined the management team in mid-2007 in his present capacity.  Upon his resignation, Mr. O’Connell will be entitled to the benefits of a retention agreement that are payable due to his not being reappointed to the position of President and Chief Executive Officer.

The company will be conducting a search for a new Chief Financial Officer.  Until a successor is engaged Gregory Turnbull, the company’s current President and Chief Executive Officer, will also handle the duties of the Chief Financial Officer on an interim basis.

About A.P. Pharma
A.P. Pharma is a specialty pharmaceutical company focused on the development of ethical (prescription) pharmaceuticals utilizing its proprietary polymer-based drug delivery systems. The Company's primary focus is the development and commercialization of its bioerodible injectable and implantable systems under the trade name Biochronomer™. Initial target areas of application for the Company's drug delivery technology include anti-nausea, pain management, anti-inflammation and DNA/RNAI applications. For further information visit the Company's web site at www.appharma.com.

Investor Relations Contacts:	Company Contact:
Lippert/Heilshorn & Associates	Gregory Turnbull
Don Markley (dmarkley@lhai.com)	President and Chief Executive Officer
(310) 691-7100	(650) 366-2626